Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated April 22, 2022, which includes an explanatory paragraph relating to Catheter Precision, Inc.’s ability to continue as a going concern, relating to the financial statements of Catheter Precision, Inc., as of and for the years ended December 31, 2021, and 2020, included as Exhibit 99.4 to Ra Medical Systems, Inc.’s Form 8-K dated September 12, 2022, which is incorporated by reference to this Form S-3, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

September 15, 2022